Global News           Communications

                                                     Ford Motor Company
                                                     The American Road
                                                     Room 904
                                                     Dearborn, MI 48121

                                                     Telephone: (313)322-9600
                                                     Fax: (313)845-0570
                                                          (313)337-1764


FOR RELEASE AT 8 A.M. (EASTERN) WEDNESDAY, OCT. 18


Contact:  Media Inquiries  Broadcast Media  Stockholder Inquiries
          Terry Bresnihan  Brenda Hines     Stockholder Relations
          (313) 322-9600   (313) 322-9600   (313) 845-8540


FORD EARNS $357 MILLION IN THIRD QUARTER;
BRINGS NET TO $3.5 BILLION FOR NINE MONTHS

     DEARBORN, Mich., Oct. 18 -- Ford earned $357 million or
$0.28 per share of common and Class B stock in the third quarter of 1995, compared with earnings of $1.12 billion or $1.04 per share for the third quarter of 1994.

    In the first nine months of this year, Ford earned $3.5 billion, compared with $3.7 billion through the first nine months of last year. Earnings per share for nine months were $3.13, compared with $3.50 through nine months last year.

     In the third quarter, lower production volumes, primarily in the United States, had the single biggest impact on the company's results. Ford's sales to dealers in the U.S. were 869,000 units, down 123,000 units, or 12 percent, from the third quarter of 1994.

     The decrease reflected unusually high production in the year-ago period as well as units lost this quarter because of major new model launches and component shortages.

     The Financial Services Group achieved record earnings in Ford Credit, The Associates and USL Capital. Hertz, a wholly owned subsidiary of Ford, also posted record profitability in the third quarter.
                               -2-

        SUMMARY OF THIRD-QUARTER 1995 COMPARED WITH 1994

Overview
--------
- Total earnings were $357 million, compared with $1.12 billion.
-   Earnings per share were $0.28, compared with $1.04.
- Worldwide sales and revenues were $31.4 billion, compared with $30.6 billion.

Automotive
----------
- Worldwide automotive operations lost $201 million, compared with a profit of $619 million.
- Net income from U.S. automotive operations was $187 million, compared with $553 million.
- Automotive operations outside the U.S. lost $388 million, compared with a profit of $66 million.

Financial Services Group
------------------------
- The Financial Services Group earned $558 million, compared with $505 million.
-   Ford Credit earned $357 million, compared with $315 million.
- The Associates Corp. of North America earned $188 million, compared with $162 million.
-   USL Capital earned $31 million, compared with $27 million.
-   Hertz earned $65 million, compared with $61 million.

Sales and Market Share
----------------------
- Worldwide vehicle unit sales were 1,435,000, compared with 1,576,000.
- Combined car and truck share in the U.S. was 24.8 percent, compared with 25.2 percent.
- Combined car and truck share in Europe was 12.9 percent, compared with 12.8 percent.

Balance Sheet
-------------
- Stockholders' equity was $25 billion, compared with $20 billion.
- Automotive cash and marketable securities were $12.2 billion, compared with $13.9 billion.
-   Automotive debt was $6.8 billion, compared with $7.2 billion.
- Automotive net cash was $5.4 billion, compared with $6.7 billion.
- Capital spending was $2.3 billion, compared with $2.5 billion.

AUTOMOTIVE OPERATIONS

     "This is clearly a transitional period for Ford in the near term," said Alex Trotman, chairman and chief executive officer. "We are in the process of launching a record wave of industry-leading new products, including the Ford Taurus and Mercury Sable and the replacement of the F-150 pick-up truck -- our highest volume vehicle. In Europe, we are launching our all-new Galaxy minivan and we are ramping up production of our new Fiesta.
Early feedback on customer reaction to these new products is very positive."

     Ford's worldwide automotive operations experienced a loss of $201 million in the third quarter of 1995. This compares with earnings of $619 million in the third quarter of last year.

     In the U.S., Ford earned $187 million for the quarter, down $366 million from a year earlier. The drop in production volumes and costs associated with introducing new models accounted for the decrease in earnings. Cost efficiencies partially offset these factors.

     In Europe, there was a loss of $320 million in automotive operations, compared with a loss of $37 million a year earlier.
Europe's results were affected by lower volume and higher marketing costs, the cost of introducing new models and currency changes.

     Outside of Europe and the U.S., Ford posted a loss of $68 million, compared with a profit of $103 million a year earlier. The decline is primarily attributable to Brazil, where higher import duties and a market shift to small cars have resulted in excess inventories and higher marketing costs.

     "Third-quarter results in our automotive operations were weak but not unexpected," Trotman said. "Still, we are confident about the future. Ford is in the midst of putting its most impressive vehicle line-up ever on the streets, ready to compete efficiently and effectively."

     From now through early next year, the company is launching the new Ford Taurus, Mercury Sable, F-150 pick-up truck, Ford
Escort and Mercury Tracer in North America, and the Ford Fiesta and Galaxy in Europe.

     In the U.S., the new products will represent about 35 percent of Ford's volume compared to more typical years when new products represent about 10 to 15 percent of volume. And in Europe, Fiesta is Ford's highest volume product.

     "There will be costs associated with this record launch of new models, but their introduction into what we believe will be healthy industries in 1996 and 1997 will increase our competitiveness in the highest volume segments in the business," Trotman said. "Every indication is that these core products will do very well in their respective markets and contribute significantly to our performance."

FINANCIAL SERVICES

     Ford's Financial Services Group earned a record $558 million in the third quarter of 1995, up $53 million from the year earlier period.

     Each of the major businesses in the Group set third-quarter records. Ford Credit's profit of $357 million was up $42 million from a year earlier. The Associates earned $188 million, up $26 million from a year earlier. USL Capital earned $31 million, up $4 million from a year earlier.

     "The Financial Services Group set an any-quarter earnings record," Trotman said. "Even with intense pressure on margins and the fierce competition in the financial services industry, our Financial Services Group continues to be a powerful contributor."

REENGINEERING OF COMPANY ON TRACK

     Trotman said that Ford 2000 is progressing well on both product and cost initiatives. "New processes and state-of-the-art technology in product development will help us bring more new vehicles to market at a much more cost-effective level than in the past," he said. The company will also continue to apply new manufacturing technologies to its worldwide production system to ensure even higher levels of quality and bring more cost savings.

     Trotman said that Ford is working cooperatively with suppliers to help drive costs down. "There's much work to be done in this area, but as we develop even closer associations both our suppliers and Ford will benefit through improved efficiency."

     He also noted that the company's growth strategy saw some impressive progress during the third quarter with initiatives in a number of key emerging markets, including China, India, Korea, Thailand and Vietnam.

     "Our objective is enhancing value.  We must give customers more value for their money and our stockholders more value for their investment," Trotman said.  "The fundamentals and longer-
term prospects for Ford to achieve this objective remain
excellent."
                              # # #
10-18-95

                         Ford Motor Company and Subsidiaries

                                     HIGHLIGHTS
                                     ----------



                                                       Third Quarter                     Nine Months
                                                 -------------------------        -------------------------
                                                   1995             1994            1995             1994
                                                 --------         --------        --------         --------
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
- United States                                       869              992           3,038            3,167
- Outside United States                               566              584           1,978            1,979
                                                    -----            -----           -----            -----
   Total                                            1,435            1,576           5,016            5,146
                                                    =====            =====           =====            =====

Sales and revenues (in millions)
- Automotive                                      $24,437          $24,926          $ 82,899        $79,371
- Financial Services                                6,981            5,696            19,691         15,425
                                                  -------          -------          --------        -------
   Total                                          $31,418          $30,622          $102,590        $94,796
                                                  =======          =======          ========        =======

Net income/(loss) (in millions)
- Automotive                                      $  (201)         $   619          $  2,040        $ 2,794
- Financial Services                                  558              505             1,439            945*
                                                  -------          -------          --------        -------
   Total                                          $   357          $ 1,124          $  3,479        $ 3,739
                                                  =======          =======          ========        =======

Capital expenditures (in millions)
- Automotive                                      $ 2,254          $ 2,426          $  6,204        $ 5,906
- Financial Services                                   76               50               223            171
                                                  -------          -------          --------        -------
   Total                                          $ 2,330          $ 2,476          $  6,427        $ 6,077
                                                  =======          =======          ========        =======

Stockholders' equity at September 30
- Total (in millions)                             $24,955          $19,985          $ 24,955        $19,985
- After-tax return on Common and
   Class B stockholders' equity                       5.4%            26.7%             20.9%          33.1%

Automotive cash, cash equivalents,
 and marketable securities at
 September 30 (in millions)                       $12,241          $13,915          $ 12,241        $13,915

Automotive debt at September 30
 (in millions)                                    $ 6,829          $ 7,233          $  6,829        $ 7,233

Automotive after-tax return on sales                   **              2.5%              2.5%           3.5%

Shares of Common and Class B Stock
 (in millions)
- Average number outstanding                        1,083            1,014             1,049          1,006
- Number outstanding at September 30                1,090            1,017             1,090          1,017

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income/(Loss)
- Automotive                                      $ (0.24)         $  0.54          $   1.76        $  2.56
- Financial Services                                 0.52             0.50              1.37           0.94
                                                  -------          -------          --------        -------
   Total                                          $  0.28          $  1.04          $   3.13        $  3.50
                                                  =======          =======          ========        =======

Income assuming full dilution                     $  0.27          $  0.93          $   2.85        $  3.13

Cash dividends per share of Common
 and Class B Stock                                $  0.31          $ 0.225          $   0.88        $  0.65



- - - - -
*Includes a loss of $440 million related to the disposition of Granite Savings Bank (formerly First Nationwide Bank)

**Results in this period were a loss

Segment results for 1994 have been adjusted to reflect reclassification of certain tax amounts to conform with the 1995 presentation.

                                    Ford Motor Company and Subsidiaries

                                                 UNIT SALES
                                                 ----------

                            For the Periods Ended September 30, 1995 and 1994
                                                (in thousands)


                                                         Third Quarter                     Nine Months
                                                  ---------------------------       ------------------------
                                                     1995             1994             1995           1994
                                                  ----------       ----------       ----------      --------

North America
United States
 Cars                                                 377               470           1,333           1,506
 Trucks                                               492               522           1,705           1,661
                                                    -----             -----           -----           -----
  Total United States                                 869               992           3,038           3,167

Canada                                                 46                56             178             206
Mexico                                                  3                20              21              65
                                                    -----             -----           -----           -----

  Total North America                                 918             1,068           3,237           3,438

Europe
Britain                                               105               122             371             411
Germany                                                93                73             325             282
France                                                 40                41             124             135
Spain                                                  33                40             129             122
Italy                                                  31                34             139             140
Other countries                                        58                60             212             210
                                                    -----             -----           -----           -----

  Total Europe                                        360               370           1,300           1,300

Other international
Brazil                                                 45                44             153             121
Australia                                              41                30             107              87
Taiwan                                                 27                20              90              76
Japan                                                  14                13              44              37
Argentina                                              13                17              34              41
Other countries                                        17                14              51              46
                                                    -----             -----           -----           -----

  Total other international                           157               138             479             408
                                                    -----             -----           -----           -----


Total worldwide vehicle unit sales                  1,435             1,576           5,016           5,146
                                                    =====             =====           =====           =====


Vehicle unit sales are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.

Third Quarter 1994 and Nine Months 1994 unit sales have been restated to reflect the country where sold and to include sales of all Ford-badged units. Previously, factory unit sales were reported in North America on a "where sold" basis and overseas on a "where produced" basis. Also, Ford-badged unit sales of certain unconsolidated subsidiaries (primarily Autolatina -- Brazil and Argentina) were not previously reported.

                                    Ford Motor Company and Subsidiaries

                                      CONSOLIDATED STATEMENT OF INCOME
                                      --------------------------------

                            For the Periods Ended September 30, 1995 and 1994
                                                (in millions)

                                                        Third Quarter                      Nine Months
                                                  -------------------------         -------------------------
                                                    1995             1994             1995            1994
                                                  --------         --------         --------        --------
                                                         (unaudited)                       (unaudited)
AUTOMOTIVE
Sales                                             $24,437          $24,926          $82,899         $79,371

Costs and expenses (Note 2)
Costs of sales                                     23,260           22,800           75,129          71,019
Selling, administrative, and other expenses         1,381            1,137            4,418           3,838
                                                  -------          -------          -------         -------
  Total costs and expenses                         24,641           23,937           79,547          74,857

Operating (loss)/income                              (204)             989            3,352           4,514

Interest income                                       171              126              594             417
Interest expense                                      151              190              491             529
                                                  -------          -------          -------         -------
 Net interest income/(expense)                        20              (64)             103            (112)
Equity in net (loss)/income of
 affiliated companies                                (190)              84             (151)            193
Net expense from transactions with
 Financial Services                                   (42)              (9)            (101)            (28)
                                                  -------          -------          -------         -------

(Loss)/Income before income taxes - Automotive       (416)           1,000            3,203           4,567

FINANCIAL SERVICES
Revenues                                            6,981            5,696           19,691          15,425

Costs and expenses
Interest expense                                    2,437            1,774            6,948           5,040
Depreciation                                        1,715            1,390            4,836           3,490
Operating and other expenses                        1,421            1,245            4,049           3,292
Provision for credit and insurance losses             472              400            1,337           1,153
Loss on disposition of Granite Savings Bank
 (formerly First Nationwide Bank)                       -                -                -             475
                                                  -------          -------          -------         -------
  Total costs and expenses                          6,045            4,809           17,170          13,450
Net revenue from transactions with Automotive          42                9              101              28
                                                  -------          -------          -------         -------

Income before income taxes - Financial Services       978              896            2,622           2,003
                                                  -------          -------          -------         -------

TOTAL COMPANY
Income before income taxes                            562            1,896            5,825           6,570

Provision for income taxes                            157              737            2,198           2,723
                                                  -------          -------          -------         -------

Income before minority interests                      405            1,159            3,627           3,847

Minority interests in net income of subsidiaries       48               35              148             108
                                                  -------          -------          -------         -------

Net income                                            357            1,124            3,479           3,739

Preferred stock dividend requirements                  55               72              196             216
                                                  -------          -------          -------         -------

Income attributable to Common and Class B Stock   $   302          $ 1,052          $ 3,283         $ 3,523
                                                  =======          =======          =======         =======

Average number of shares of Common and Class B
 Stock outstanding                                  1,083            1,014            1,049           1,006

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
 AFTER PREFERRED STOCK DIVIDENDS

Income                                            $  0.28          $  1.04          $  3.13         $  3.50
                                                  =======          =======          =======         =======

Income assuming full dilution                     $  0.27          $  0.93          $  2.85         $  3.13

Cash dividends                                    $  0.31          $ 0.225          $  0.88         $  0.65

The accompanying notes are part of the financial statements.


                                      Ford Motor Company and Subsidiaries

                                          CONSOLIDATED BALANCE SHEET
                                          --------------------------
                                                 (in millions)

                                                                               September 30,        December 31,
                                                                                   1995                 1994
                                                                               -------------        ------------
ASSETS                                                                          (unaudited)
Automotive
Cash and cash equivalents                                                        $  6,621             $  4,481
Marketable securities                                                               5,620                7,602
                                                                                 --------             --------
   Total cash, cash equivalents, and marketable securities                         12,241               12,083

Receivables                                                                         2,886                2,548
Inventories (Note 3)                                                                6,845                6,487
Deferred income taxes                                                               2,980                3,062
Other current assets                                                                1,917                2,006
Net current receivable from Financial Services                                        283                  677
                                                                                 --------             --------
   Total current assets                                                            27,152               26,863

Equity in net assets of affiliated companies                                        3,454                3,554
Net property                                                                       29,972               27,048
Deferred income taxes                                                               4,088                4,414
Other assets                                                                        7,149                6,760
                                                                                 --------             --------
   Total Automotive assets                                                         71,815               68,639

Financial Services
Cash and cash equivalents                                                           1,943                1,739
Investments in securities                                                           7,187                6,105
Net receivables and lease investments                                             144,117              130,356
Other assets                                                                       13,514               12,783
                                                                                 --------             --------
   Total Financial Services assets                                                166,761              150,983
                                                                                 --------             --------

   Total assets                                                                  $238,576             $219,622
                                                                                 ========             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                   $ 10,637             $ 10,777
Other payables                                                                      1,994                2,280
Accrued liabilities                                                                13,170               11,943
Income taxes payable                                                                  431                  316
Debt payable within one year                                                          793                  155
                                                                                 --------             --------
   Total current liabilities                                                       27,025               25,471

Long-term debt                                                                      6,036                7,103
Other liabilities                                                                  25,706               24,920
Deferred income taxes                                                               1,166                1,216
                                                                                 --------             --------
   Total Automotive liabilities                                                    59,933               58,710

Financial Services
Payables                                                                            2,953                2,361
Debt                                                                              135,912              123,713
Deferred income taxes                                                               3,735                2,958
Other liabilities and deferred income                                               8,829                7,669
Net payable to Automotive                                                             283                  677
                                                                                 --------             --------
   Total Financial Services liabilities                                           151,712              137,378

Preferred stockholders' equity in a subsidiary company                              1,976                1,875

Stockholders' equity
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate
  liquidation preference of $2.6 billion and $3.4 billion)                              *                    *
 Common Stock, par value $1.00 per share (1,020 and 952 million shares issued)      1,020                  952
 Class B Stock, par value $1.00 per share (71 million shares issued)                   71                   71
Capital in excess of par value of stock                                             5,531                5,273
Foreign currency translation adjustments and other                                    800                  189
Earnings retained for use in business                                                              17,533               15,174
                                                                                 --------             --------
   Total stockholders' equity                                                      24,955               21,659
                                                                                 --------             --------

   Total liabilities and stockholders' equity                                    $238,576             $219,622
                                                                                 ========             ========

- - - - -
*Less than $1 million

The accompanying notes are part of the financial statements.

                                            Ford Motor Company and Subsidiaries

                                      CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                      ----------------------------------------------

                                       For the Periods Ended September 30, 1995 and 1994
                                                        (in millions)


                                                                        Nine Months 1995         Nine Months 1994
                                                                     ----------------------   ---------------------
                                                                                 Financial                Financial
                                                                     Automotive  Services     Automotive  Services
                                                                     ----------  ---------    ----------  ---------
                                                                          (unaudited)               (unaudited)
Cash and cash equivalents at January 1                               $  4,481    $  1,739     $  5,667    $  2,555

Cash flows from operating activities before securities trading          6,796       9,171       10,717       6,852
Net sales/(purchases) of trading securities                             1,982         256       (2,765)        (18)
                                                                     --------    --------     --------    --------

   Net cash flows from operating activities                             8,778       9,427        7,952       6,834

Cash flows from investing activities
 Capital expenditures                                                  (6,204)       (223)      (5,906)       (171)
 Acquisitions of other companies                                            -           -            -        (426)
 Acquisitions of receivables and lease investments                          -     (71,414)           -     (64,310)
 Collections of receivables and lease investments                           -      51,210            -      43,134
 Proceeds from sales of receivables and lease investments                   -       2,728            -       2,526
 Net acquisitions of daily rental vehicles                                  -      (1,672)           -      (1,013)
 Purchases of securities                                                  (47)     (4,748)        (116)     (9,515)
 Sales and maturities of securities                                        50       3,748          252       8,970
 Investing activity with Financial Services                              (237)          -            9           -
 Other                                                                   (400)       (171)         407        (536)
                                                                     --------    --------     --------    --------
   Net cash used in investing activities                               (6,838)    (20,542)      (5,354)    (21,341)


Cash flows from financing activities
 Cash dividends                                                        (1,120)          -         (869)          -
 Issuance of Common Stock                                                 326           -          375           -
 Changes in short-term debt                                               665       2,481         (795)      8,024
 Proceeds from issuance of other debt                                       0      16,532          158      15,265
 Principal payments on other debt                                        (207)     (7,931)         (41)    (10,262)
 Financing activity with Automotive                                         -         237            -          (9)
 Receipts from annuity contracts                                            -         276            -         875
 Other                                                                      6         139          (20)       (389)
                                                                     --------    --------     --------     -------
   Net cash (used in)/provided by financing activities                   (330)     11,734       (1,192)     13,504

Effect of exchange rate changes on cash                                   136         (21)         441         169
Net transactions with Automotive/Financial Services                       394        (394)        (321)        321
                                                                     --------    --------     --------    --------

   Net increase/(decrease) in cash and cash equivalents                 2,140         204        1,526        (513)
                                                                     --------    --------     --------    --------

Cash and cash equivalents at September 30                            $  6,621    $  1,943     $  7,193    $  2,042
                                                                     ========    ========     ========    ========

The accompanying notes are part of the financial statements.

                                   Ford Motor Company and Subsidiaries

                                      NOTES TO FINANCIAL STATEMENTS
                                      -----------------------------

                                              (unaudited)


1. Financial Statements - The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the financial statements contained in the registrant's Annual Report on Form 10-K (the "10-K Report") for the year ended December 31, 1994. For purposes hereof, "Ford" or the "Company" means Ford Motor Company and its majority-owned subsidiaries unless the context requires otherwise. Certain amounts for prior periods have been reclassified to conform with presentations adopted in 1995.


    2.Selected Automotive costs and expenses are summarized as follows (in millions):

                                Third Quarter              Nine Months
                           -----------------------   -----------------------
                            1995             1994     1995             1994
                           ------           ------   ------           ------
    Depreciation            $622             $555    $1,816           $1,700
    Amortization             731              408     2,072            1,532


3.  Automotive inventories are summarized as follows (in millions):

                                                  September 30,    December 31,
                                                       1995            1994
                                                  -------------    ------------
    Raw materials, work in process and supplies      $3,426           $3,192
    Finished products                                 3,419            3,295
                                                     ------           ------
       Total inventories                             $6,845           $6,487
                                                     ======           ======

    U.S. inventories                                 $2,987           $2,917

